FINAL: FOR IMMEDIATE RELEASE

For more information, please contact:

Investor Relations:	Media Relations:
Jocelyn Philbrook	Sarah McAuley
978-614-8672	978-614-8745
jphilbrook@sonusnet.com	smcauley@sonusnet.com

SONUS NETWORKS REPORTS FIRST QUARTER 2007
FINANCIAL RESULTS

WESTFORD, Mass., May 7, 2007 - Sonus Networks, Inc. (Nasdaq: SONS), a leading supplier of service provider Voice over IP (VoIP) infrastructure solutions, today reported selected financial results for the first quarter ended March 31, 2007.

Revenues for the first quarter of fiscal 2007 were $71 million compared to $79 million in the fourth quarter of fiscal 2006 and $60 million in the first quarter of fiscal 2006. Cash, cash equivalents and investments increased by approximately $5 million during Q1FY07 to $366 million.

“Fueled by the growth of the IP-services market, Sonus’ global business continues to expand, and the demand for our solutions continues to increase. With another quarter of year-over-year revenue growth, we're delivering results and executing on our long term strategy,” said Hassan Ahmed, chairman and CEO of Sonus Networks. “With the increased adoption of Sonus solutions by incumbent operators, the transformation underway in today’s communications networks, and the rapid evolution of today’s wireless networks, Sonus is gaining momentum and is well positioned to execute on our goal of reaching our non-GAAP target operating profit in the second half of 2007.”

-- more --

Non-GAAP Financial Metrics Highlights:
The Company is not providing detailed GAAP or non-GAAP financial results for the quarter at this time because the Company has not yet completed its previously announced restatement of certain historical consolidated financial statements resulting from its voluntary review of the processes by which it has historically granted and accounted for employee stock options. The Company had previously determined that it will restate certain historical financial statements to record additional stock-based compensation expense, related tax impacts and any other unrecorded adjustments previously determined to be immaterial. The preliminary, non-GAAP financial metrics provided in this release do not include associated stock-based compensation expense or any impact that may result from the stock option review and related restatement.

➢	First quarter gross margins increased from our performance in Q4 and were above our target operating model range of 58 - 62%;
➢
First quarter operating expenses increased moderately from Q4 on an absolute dollar basis with increases relating to continued investment in product development efforts and increased customer trial activity;

➢	First quarter non-GAAP net income decreased over Q1 2006 largely due to the costs associated with the voluntary stock option review;
➢	Deferred revenue as of March 31, 2007 decreased to $90 million from December 31, 2006; and,
➢	Finally, cash and cash equivalents, marketable securities and long-term investments as of March 31, 2007 were $366 million.

Update on Stock-Based Compensation Review
As previously announced, the Company concluded that the actual measurement dates for financial accounting purposes of numerous stock option grants issued in the past differ from the recorded grant dates. The Company is now in the final stage of the review process and expects to file its restated and delayed financial reports as soon as this stage is completed.

“We appreciate the support of our stakeholders during this process. While this review has been time consuming, I am committed to building a sustainable company and believe it is critical for our financial statements to be accurate and for us to aggressively address any financial reporting concerns that may impact our company,” continued Ahmed.

-- more --

Q1FY2007 Summary

The first quarter of 2007 marked a very strong start to a year of many new product introductions by launching new technology for both the wireless and wireline markets.

In Q1, Sonus extended its technology into the wireless market, unveiling its solution for delivering Broadband-Cellular Convergence (BBCC). The solution leverages advances in picocell and femtocell technologies integrated with the Sonus IP Multimedia Subsystem (IMS)-ready network architecture. As part of its vision for the future of communications, in Q1, Sonus announced the strategic acquisition of Zynetix Ltd, a UK-based provider of IP Mobile Switching Center (MSC) and wireless access solutions. The acquisition, which closed in April 2007, will enable Sonus to integrate Zynetix’ product portfolio into Sonus’ IMS-ready architecture to help network operators extend the benefits of IP from the core of the network to the customer premise. The result will be cost efficiencies for network operators, higher quality coverage for end users, and the ability to introduce advanced voice, multimedia and data services over wireless networks. Sonus is also working with the industry’s best-of-breed pico- and femtocell providers to ensure the seamless deployment of its wireless network solutions for Broadband-Cellular Convergence.

Also in the quarter, Sonus delivered the latest generation of its Network Border Switch (NBS), a comprehensive security and peering solution that helps network operators meet evolving demands for successfully managing traffic between networks. The latest version of the NBS is available for both the GSX9000™ Open Services Switch, and the smaller form factor GSX4000™, providing carriers with a right-sized, flexible solution along with the industry’s most robust security solutions.

Further, Sonus released a new version of its platform that now supports the newly standardized method to provide both Local Number Portability (LNP) and Mobile Number Portability (MNP) services for Japanese network operators. LNP service with the new method was launched by NTT and many other Japanese network operators in February 2007, enabling Japanese consumers to select their preferred network provider, while keeping their existing phone numbers. With more than a 75% market share position in Japan, according to Synergy Research Group, Sonus allows operators to comply with this new regulation through a software upgrade.

-- more --

Finally, Sonus continued to deliver some of the industry’s most advanced network solutions for core trunking, access, and wireless networks, while continuing to develop exciting new services that networks operators can add to their feature lists. Sonus added IMS standards-based billing support to the latest version of its platform to enable billing between different service providers’ IP voice networks. The latest release includes support for a standards-based feature that enables operators to track individual calls throughout their own network and when the call is handed off to other network operators. Sonus is one of the first telecommunications vendors to support this IMS required billing feature.

Sonus’ innovation and partnerships with the world’s leading network operators helped to secure market share leadership in several key categories of the IP voice market. Carrying more than 33 billion minutes of IP voice traffic per month, Sonus leads the market with 38% of IP voice traffic according to iLocus Research. Sonus also leads the wireless industry, carrying 37% of wireless IP voice traffic. Synergy Research Group and Infonetics also reconfirmed Sonus’ market share leadership in key segments of the IP voice industry for Q4 and FY2006.

“We are pleased that Sonus continues to deliver year-over-year revenue growth. Sonus is continuing to provide compelling products and solutions to network operators globally, who are embracing our vision for the future of communications,” added Ahmed. “The key driver of our success continues to be our unparalleled innovation; Sonus solutions are proven to scale to meet the demands of production voice networks. We are not slowing our pace of innovation; we’re keeping our eye firmly on the future and aggressively accelerating towards our goals.”

About Sonus Networks

Sonus Networks, Inc. is a leading provider of Voice over IP (VoIP) infrastructure solutions for wireline and wireless service providers. With its comprehensive IP Multimedia Subsystem (IMS) solution, Sonus addresses the full range of carrier applications, including residential and business voice services, wireless voice and multimedia, trunking and tandem switching, carrier interconnection and enhanced services. Sonus' voice infrastructure solutions are deployed in service provider networks worldwide. Founded in 1997, Sonus is headquartered in Westford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

-- more --

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to Item 1A “Risk Factors” of Sonus’ Quarterly Report on Form 10-Q dated May 8, 2006, filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company’s announced review of its historical stock option grants and accounting, including the impact on the Company’s financial statements or results, any tax liabilities or penalties, the Company’s inability to timely report with the Securities and Exchange Commission, whether the Nasdaq Listing Council will continue the delisting stay or grant an extension so that the company's securities will remain listed on the NASDAQ Global Select Market, regulatory actions or litigation arising out of the review or any restatement; risks associated with our international expansion and growth; consolidation in the telecommunications industry; and potential costs resulting from pending securities litigation against the company. Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so.

The product information in this press release is for informational purposes only and is subject to change at Sonus’ sole discretion without notice. Sonus has no obligation or commitment to develop or deliver any product or future release, upgrade, feature, enhancement or function described in this release. The information is provided “AS IS,” with all faults, and without any warranties whatsoever, express or implied, including, but not limited to, warranties of merchantability, performance, or fitness for a particular purpose.

Sonus is a registered trademark of Sonus Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

###